Filed Pursuant to Rule 424(b)(5)

Registration No. 333-273110

PROSPECTUS SUPPLEMENT

(To the Prospectus dated November 3, 2023)

This prospectus supplement updates and supplements the prospectus dated November 3, 2023, as supplemented by our prospectus supplement dated August 5, 2025, and as subsequently supplemented thereafter (the “Prospectus”), which forms a part of our registration statement on Form S-3 (No. 333-273110). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the following information.

As previously disclosed in the Prospectus, we entered into an at the market offering agreement (the “ATM Agreement”), with Titan Partners Group LLC, a division of American Capital Partners, LLC (“Titan”) dated August 5, 2025, relating to the sale of shares of our common stock, par value $0.001 per share, offered by the Prospectus. In accordance with the terms of the ATM Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $15,000,000 (the “Shares”) from time to time through or to Titan, acting as sales agent and/or principal.

On October 6, 2026, Titan assigned all of its rights, interests and obligations under the ATM Agreement to Titan Partners Securities LLC (“Titan Partners Securities”), with our consent. Offers and sales of shares under the ATM Agreement following October 6, 2026, will be made through or to Titan Partners Securities.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page S-5 of the Prospectus.

Neither the U.S. Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Titan Partners

The date of this prospectus supplement is October 9, 2026.